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                                        Rule 424(b)(3)
                                        Registration Statement No. 333-98743 and
                                                                   333-103966
                                        CUSIP # 12560PDH1
PRICING SUPPLEMENT NO. 19
Dated June 2, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement dated May 9, 2003.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            (   ) Senior Subordinated Note

Principal Amount:  U.S. $350,000,000.00.

Proceeds to Corporation: 99.89996% or $349,649,860.00.

Agent Commission: 0.10004% or $350,140.00.

Issue Price: 100.00% or $350,000,000.00.

Original Issue Date: June 7, 2004.

Maturity Date:  June 7, 2006.

Interest Rate Basis: Federal Funds Rate.

Spread:  +25 basis points (0.25%).

Interest Rate Calculation: Federal Funds Rate determined on the Interest
                           Determination Date plus the Spread.

Initial Interest Rate:     Federal Funds Rate  determined on the Business Day
                           immediately preceding the Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about June 7, 2004.

JPMorgan                                          ABN AMRO Incorporated
Citigroup                                         Credit Suisse First Boston
Goldman, Sachs & Co.                              Barclays Capital
Bear, Stearns & Co. Inc.




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
Form:                               Global Note.

Interest Reset Dates:               Each Business Day to but excluding the Maturity Date.

Interest Determination Date:        The Business Day immediately preceding each
                                    Interest Reset Date.

Interest Rate Cut-Off Date:         Two Business Days prior to each Interest
                                    Payment Date. The interest rate for each day
                                    following the Interest Rate Cut-Off Date to
                                    but excluding the Interest Payment Date will
                                    be the rate prevailing on the Interest Rate
                                    Cut-Off Date.

Interest Payment Dates:             Interest will be paid on the Maturity Date
                                    and quarterly on September 7, December 7,
                                    March 7 and June 7 of each year, commencing
                                    September 7, 2004, provided that if any such
                                    day (other than the Maturity Date) is not a
                                    Business Day, the Interest Payment Date will
                                    be the next succeeding Business Day, and no
                                    interest on such payment will accrue for the
                                    period from and after the Maturity Date or
                                    such other Interest Payment Date (other than
                                    the Maturity Date), as applicable.

Accrual of Interest:                Accrued interest will be computed by adding
                                    the Interest Factors calculated for each day
                                    from the Original Issue Date or from the last
                                    date to which interest has been paid or duly
                                    provided for up to but not including the day
                                    for which accrued interest is being calculated.
                                    The "Interest Factor" for any Note for each such
                                    day will be computed by multiplying the face
                                    amount of the Note by the interest rate
                                    applicable to such day and dividing the
                                    product thereof by 360.

                                    Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment
                                    Date.

Calculation Date: The Business Day immediately preceding the applicable Interest
                  Payment Date.

Maximum Interest Rate:  Maximum rate permitted by New York law.

Minimum Interest Rate:  0.0%.

Exchange Listing:  None

Other Provisions:

         "Federal Funds Rate" means, for an Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace this page on that service) ("Telerate Page 120"). If the rate does not appear on Telerate Page 120 or if the rate is not yet published by 3:00 p.m. New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under



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         the heading "Federal Funds (Effective)." The Federal Funds Rate will be calculated on a weighted basis, meaning Friday's rate will be in effect for Saturday and Sunday.

         "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

         "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

         Trustee, Registrar, Authenticating and Paying Agent: J.P. Morgan Trust Company, National Association (as successor to Bank One Trust
         Company, N.A.)

Agents:

                  Agent                                     Principal Amount
                  -----                                     ----------------
                  J.P. Morgan Securities Inc.                $100,000,000
                  ABN AMRO Incorporated                       $50,000,000
                  Citigroup Global Markets Inc.               $50,000,000
                  Credit Suisse First Boston LLC              $50,000,000
                  Goldman, Sachs & Co.                        $50,000,000
                  Barclays Capital Inc.                       $25,000,000
                  Bear, Stearns & Co. Inc.                    $25,000,000
                                                             ------------

                  Total                                      $350,000,000


CUSIP:  12560PDH1